EXHIBIT 4.2

                          NOTICE OF STOCK OPTION GRANT

                          IN STORE MEDIA SYSTEMS, INC.

         You (the Optionee named below) have been granted the following Option to purchase Stock of In Store Media Systems, Inc. (the "COMPANY"). This Notice of Grant, together with the Stock Option Agreement attached to this Notice of Grant, constitute the entire Stock Option Agreement.

1.   NAME OF OPTIONEE: _________________________

2.   TOTAL NUMBER OF SHARES SUBJECT TO OPTION:  _______________________

3.   TYPE OF OPTION:  NONSTATUTORY STOCK OPTION

4.   EXERCISE PRICE PER SHARE:  $________________

5.   DATE OF GRANT: _____________________________

6.       YOUR OPTION IS IMMEDIATELY EXERCISEABLE.

           --or--

     EXERCISABILITY SCHEDULE: [CHECK ONLY ONE BOX] AS LONG AS YOU RENDER SERVICE TO THE COMPANY, THE OPTION WILL BECOME EXERCISABLE AS INDICATED BELOW.

     [ ] SIX-MONTH EXERCISABILITY. Your Option is fully vested and exercisable on the date that is six months from the Grant Date.

     [ ] TWO-YEAR EXERCISABILITY. Your Option becomes exercisable with respect to 50% of the Shares subject to the Option on and after the first anniversary of the grant Date and with respect to the remaining Shares subject to the Option on and after the second anniversary of the Credited Service Commencement Date.

     [ ] THREE-YEAR EXERCISABILITY. Your Option becomes exercisable (i) with respect to 33-1/3% of the Shares subject to the Option on and after the first anniversary of the Grant Date, (ii)with respect to an additional 33-1/3% of the Shares subject to the Option on or after the second anniversary of the Grant Date, and (iii) with respect to the remaining Shares subject to the Option on and after the third anniversary of the Grant Date.

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     [ ]  FOUR-YEAR EXERCISABILITY. Your Option becomes exercisable (i) with respect to 25% of the Shares subject to the Option on and after the first anniversary of the Grant Date, (ii) with respect to an additional 25% of the Shares subject to the Option on or after the second anniversary of the Grant Date, (iii) with respect to an additional 25% of the Shares subject to the Option on and after the third anniversary of the Grant Date, and (iv) with respect to the remaining Shares subject to the Option on and after the fourth anniversary of the Grant Date.

7.  YOUR OPTION IS NOT SUBJECT TO ACCELERATED EXERCISABILITY.

8.  FORM OF PAYMENT:  [CHECK ONE OR MORE BOXES]

     Payment of the Exercise Price may be made in the following form(s):

     [ ] Your personal check, a cashier's check or a money order.

     [ ] In shares of Company Stock which have been owned by you or your representative for more than twelve (12) months and which are surrendered to the Company in good form for transfer.

     [ ] By delivering a Committee-approved form of irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares subject to the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.


9.  EXPIRATION DATE:
                    -----------------------------

         By your signature and the signature of the Company's representative below, you and the Company agree that the Option described in this Notice of Grant is granted under and governed by this Notice of Grant and the Stock Option Agreement attached to this Notice of Grant.

                                            IN STORE MEDIA SYSTEMS, INC.

                                            By:
                                               --------------------------------
                                            Its:
                                                -------------------------------

                                            OPTIONEE:

                                            -----------------------------------
                                            Signature

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                             STOCK OPTION AGREEMENT
                        FOR IN STORE MEDIA SYSTEMS, INC.

          THIS STOCK OPTION AGREEMENT (the "STOCK OPTION AGREEMENT") contains the terms and conditions of the Option granted to you. This Option is a Nonstatutory Stock Option.

          1. EXERCISE. The Option evidenced by this Stock Option Agreement Becomes exercisable in accordance with the provisions set forth in Section 6 of the Notice of Grant.

          2. TERM. The Option expires on the date shown in the Notice of Grant, but in no event later than the tenth anniversary of the Date of Grant set forth in Section 5 of the Notice of Grant.

          3. RESTRICTIONS ON EXERCISE. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation.

          4. NOTICE OF EXERCISE. When you wish to exercise this Option you must notify the Company by completing the attached Notice of Exercise form and filing it with the Human Resources Department of the Company. The exercise of your Option will be effective when the Notice of Exercise and payment of the Exercise Price is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

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          5. FORM OF PAYMENT. When you submit your Notice of Exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in the form specified in your Notice of Grant.

          6. WITHHOLDING TAXES AND STOCK WITHHOLDING. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option. These arrangements may include withholding Shares of Company Stock that otherwise would be issued to you when you exercise this Option. The value of these Shares, determined as of the effective date of Option exercise, will be applied to the withholding taxes.

          7. RESTRICTIONS ON RESALE. By entering into this Stock Option Agreement, you agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale (e.g., a lock-up period after the Company goes public). This restriction will apply as long as you are providing Service to the Company or a Subsidiary.

          8. TRANSFER OF OPTION. Before your death, only you can exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your Option in any other way.

          9. RETENTION RIGHTS. Neither your Option nor this Stock Option Agreement gives you the right to be retained by the Company or a Subsidiary in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

          10. STOCKHOLDER RIGHTS. You have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

          11. ADJUSTMENTS. In the event of a stock split, a stock dividend or a similar change in Company Stock, the number of Shares subject to this Option and the Exercise Price per share may be adjusted pursuant to the Plan.

          12. APPLICABLE LAW. This Stock Option Agreement will be interpreted and enforced under the laws of the State of Nevada (without regard to choice-of-law provisions).


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